Exhibit 99.1

For Immediate Release
July 12, 2019

PNM Resources Revises 2019 Earnings Guidance, Management to Meet with Investors
Weather Dampens Q2 Results and Full Year Expectations

(ALBUQUERQUE, N.M.) – PNM Resources (NYSE: PNM) today revised its 2019 consolidated ongoing earnings guidance (a non-GAAP financial measure) driven by substantially milder temperatures in New Mexico during the second quarter.

The PNM service territory experienced its mildest second quarter over the last 19 years, resulting in 37% lower cooling degree-days and lower expectations for second quarter ongoing earnings. Quantifying the impact of extreme weather on load and revenues is challenging and is further complicated by seasonal, tiered and demand-based rates. TNMP revenues are also lower partially due to a change in timing of load additions that are still expected in West Texas.

Plans have been initiated to mitigate some of these impacts and full year ongoing earnings guidance for 2019 is revised to $2.05 - $2.11 per share, with a targeted midpoint of $2.08. The revisions are summarized as follows:
PNM Resources

Ongoing EPS
Previous Consolidated Ongoing Earnings Guidance	$2.10 - $2.20

Previous Q2 Ongoing Earnings Guidance Expectation	27% of FY 2019 $0.57 - $0.59
PNM weather/load impacts	($0.18)
TNMP load impacts	($0.02)
Other	($0.01)
Revised Q2 Ongoing Earnings Guidance Expectation	$0.36 - $0.38

Revised Consolidated Ongoing Earnings Guidance	$2.05 - $2.11

The revised quarterly distribution for 2019 ongoing earnings per share guidance is:

Q1	Q2	Q3	Q4
6%	18%	59%	17%

Further details, including the impact of full year changes by segment will be discussed on the second quarter earnings call scheduled for August 2, 2019.

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Management will meet with analysts and investors next week in Boston and Chicago.
During the meetings, management is expected to affirm the revised 2019 consolidated earnings guidance. Presentation materials are available on the company’s website at
http://www.pnmresources.com/investors/events.cfm.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2018 consolidated operating revenues of $1.4 billion. Through its regulated utilities, PNM and TNMP, PNM Resources has approximately 2,671 megawatts of generation capacity and provides electricity to more than 781,000 homes and businesses in New Mexico and Texas. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:
Analysts                        Media
Lisa Goodman                        Ray Sandoval
(505) 241-2160                    (505) 241-2782

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release for PNM Resources, Inc. (“PNMR”), Public Service Company of New Mexico (“PNM”), or Texas-New Mexico Power Company (“TNMP”) (collectively, the “Company”) that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. PNMR, PNM, and TNMP assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR, PNM, and TNMP caution readers not to place undue reliance on these statements. PNMR's, PNM's, and TNMP's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

Non-GAAP Financial Measures
GAAP refers to generally accepted accounting principles in the U.S. Ongoing earnings is a non-GAAP financial measure that excludes the impact of net unrealized mark-to-market gains and losses on economic hedges, the net change in unrealized gains and losses on investment securities, pension expense related to previously disposed of gas distribution business, and certain non-recurring, infrequent, and other items that are not indicative of fundamental changes in the earnings capacity of the Company's operations. The Company uses ongoing earnings and ongoing earnings per diluted share (or ongoing diluted earnings per share) to evaluate the operations of the Company and to establish goals, including those used for certain aspects of incentive compensation, for management and employees. While the Company believes these financial measures are appropriate and useful for investors, they are not measures presented in accordance with GAAP. The Company does not intend for these measures, or any piece of these measures, to represent any financial measure as defined by GAAP. Furthermore, the Company’s calculations of these measures as presented may or may not be comparable to similarly titled measures used by other companies. The Company uses ongoing earnings guidance to provide investors with management's expectations of ongoing financial performance over the period presented. While the Company believes ongoing earnings guidance is an appropriate measure, it is not a measure presented in accordance with GAAP. The Company does not intend for ongoing earnings guidance to represent an expectation of net earnings as defined by GAAP. Since the future differences between GAAP and ongoing earnings are frequently outside the control of the Company, management is generally not able to estimate the impact of the reconciling items between forecasted GAAP net earnings and ongoing earnings guidance, nor their probable impact on GAAP net earnings without unreasonable effort, therefore, management is generally not able to provide a corresponding GAAP equivalent for ongoing earnings guidance.

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